Contacts:	Investors:
Anna Marie Dunlap SVP Investor & Corporate Communications Corinthian Colleges, Inc. 714-424-2678

Media:
Robert Jaffe Pondel Wilkinson, Inc. 310-279-5969

CORINTHIAN COLLEGES RECEIVES NASDAQ
STAFF DETERMINATION LETTER

Santa Ana, CA, October 5, 2006 – Corinthian Colleges, Inc. (NASDAQ:COCO) has received a Nasdaq Staff Determination letter stating that the Company’s common stock is subject to delisting from The Nasdaq Global Select Market for failure to file a fiscal 2006 Form 10-K with the Securities and Exchange Commission (SEC) by the required deadline. Timely filing of annual and periodic reports with the SEC is required for continued listing under Nasdaq Marketplace Rule 4310(c)(14). The Company had previously filed a Form 12b-25 with the SEC indicating that the Company would be unable to file its Form 10-K by the original filing deadline of September 13, 2006 due to the Company’s ongoing review of its historic stock option grants.

The Company appealed the Staff Determination and has requested a hearing before the Nasdaq Listing Qualifications Panel (Panel). Filing a request for appeal will stay the suspension of trading in the Company’s securities pending a decision by the Panel, and the Company’s stock will remain listed during this time period. However, there can be no assurance the Panel will grant the Company’s request for continued listing.

The Company will file its Form 10-K as soon as practicable.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 95 schools in 26 states in the U.S. and 34 schools in the seven provinces of Canada. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen career. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of fields, including healthcare, transportation technology, criminal justice, business, information technology and trades.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the Company’s statements regarding the delisting of its common stock on the Nasdaq Global Select Market, any outcome of a hearing request made to Nasdaq, the Company’s historic stock option grant review and the timing of filing of the Company’s Form 10-K. Many important factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including risks associated with the hearing of the Company’s appeal before the Panel, the Company’s ongoing review of its historic stock option grants and developments in regulatory and legal guidance regarding stock option grants and accounting for such grants, and the other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.